Exhibit 10.30
AGREEMENT AND RELEASE

This Agreement and Release (the “Agreement and Release”) is made and entered into by and between Rob Stauder, a resident of the State of Oklahoma, (“Employee”) and Helmerich & Payne International Drilling Co., a Delaware corporation (“Company”). This Agreement and Release shall become effective on the eighth day after Employee signs and delivers this Agreement to Company (the “Effective Date”), provided that Employee does not revoke this Agreement prior to such date pursuant to Paragraph 4.b. below, and provided further that Employee signs this Agreement on or before July 31, 2020.

1.Employee acknowledges and agrees that employment with Company as SVP & Chief Engineer, and in any other capacity, shall terminate effective July 17, 2020 (the “Separation Date”). Employee’s total compensation, payments and benefits from Company shall be as follows (in each case less applicable statutory deductions and authorized withholdings):

a.    Employee will receive regular pay through the Separation Date.

b.    Employee will be paid for all earned but unused vacation as of the Separation Date.

c.    Employee will receive, under separate cover, general information regarding rights to elect health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

Nothing in this Agreement and Release is intended to impair Employee’s right to any of the benefits listed in this Paragraph 1. Employee’s participation in other Company benefit plans and programs as of the Separation Date will end or change due to employment termination based on the terms of those plans and programs, which shall continue in effect in accordance with their terms.

2.Provided Employee agrees to and accepts the terms of this Agreement and Release, complies with the obligations of this Agreement and Release, and does not timely revoke acceptance, Employee will be eligible to receive:

a.    A lump sum payment in the amount of $750,289.14, less applicable withholdings and deductions (the “Separation Payment”), plus, a lump sum equal to 18 months of COBRA in an amount equal to $22,729.68.

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b.    Notwithstanding anything in the applicable Restricted Stock Award Agreements to the contrary, immediately prior to the Effective Date of this Agreement, an additional 18,886 shares of the Restricted Stock previously granted to Employee pursuant to the restricted stock awards dated 11/04/2019 shall vest, which results in Employee owning a total of 18,886 shares of vested Restricted Stock as more specifically set forth in Exhibit A (the “Vested Stock”). Except as set forth on Exhibit A, Employee acknowledges and agrees that the Employee has no further stock, stock options, other equity interests or rights to purchase any equity interests in the Company of any kind.

Employee agrees that the Separation Payment represents additional consideration beyond that to which Employee is entitled and is sufficient consideration for execution of this Agreement and Release, including the release of claims against Company. The Separation Payment will be processed only after Employee completes and returns this Agreement and Release, and, following the expiration of seven (7) days from the date Employee returns the Agreement and Release.

3.    In exchange for the Separation Payment described in Paragraph 2 of this Agreement and Release, Employee agrees, on behalf of himself, and his legal representatives, heirs and beneficiaries, to fully and forever relieve, release and discharge Company, its past, present and future successors, assigns, parent, subsidiaries, operating units, affiliates and divisions (and the agents, representatives, officers, directors, managers, members, partners, employees and attorneys of such entities) (hereinafter collectively referred to as the “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee’s employment with and termination from Company, as well as any injuries or damages suffered during the course of Employee’s employment with Company, including, but not limited to, any and all claims pursuant to the Age Discrimination in Employment Act of 1967, as amended, (29 U.S.C. §621, et seq.), including the Older Workers Benefit Protection Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e, et seq.), as amended by the Civil Rights Act of 1991, which prohibits discrimination and/or harassment in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1966 (42 U.S.C. §1981, 1983 and 1985), which prohibits violations of civil rights; Section 510 of the Employment Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1140), which protects employees from employment discrimination relative to certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. §12101, et seq.) which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. §2601, et seq.), which provides medical and family leave; the Genetic Information Nondiscrimination Act (GINA), which prohibits discrimination based on genetic information; USERRA, which prohibits discrimination based on U.S. military service; the Fair Labor Standards Act (42

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U.S.C. §201, et seq.), including the Wage and Hour Laws relating to payment of wages; and all other federal, state and local laws and regulations relating to Employee’s employment with Company.

This general waiver and release of liability also includes, but is not limited to, a release of the Released Parties by Employee of any claims for severance pay or severance benefits beyond those specifically set forth herein, breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with Employee unfairly or in bad faith, and all other common law contract and tort claims. The Separation Payment is consideration to which Employee would not otherwise be entitled by virtue of employment or separation of employment with Company.

4.    In exchange for the Separation Payment, Employee further acknowledges and agrees as follows:

a.    Before signing this Agreement and Release, Employee was given a period of 45 days in which to review and consider it; Employee has, in fact, carefully reviewed this Agreement and Release; and that Employee is entering into it voluntarily and of his or her own free will. Further, Employee acknowledges that Company hereby encourages Employee in writing to show and discuss this Agreement and Release with Employee’s attorney before signing it and that, to the extent Employee wished to do so, Employee has done so. If Employee signs this Agreement and Release before the end of the 45-day period, Employee also acknowledges that such early signing was completely voluntary, and Employee had reasonable and ample time in which to review this Agreement and Release.

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b.    For a period of seven (7) days after Employee signs this Agreement and Release, Employee has the right to revoke acceptance by providing notice, in writing to Ms. Debra Stockton, General Counsel, Helmerich & Payne, Inc., 1437 S. Boulder Ave., Suite 1400, Tulsa, Oklahoma 74119-3623 (if delivered by certified mail, return receipt requested, hand-delivered or delivered by overnight delivery service). This Agreement and Release will not become fully effective and enforceable until after the expiration of such seven (7) day revocation period and the Separation Payment will not be made until after the expiration of the seven (7) day revocation period.

c.    Employee’s acceptance of the Separation Payment at any time more than seven (7) days after Employee signs this Agreement and Release confirms that Employee did not revoke assent to this Agreement and Release and that it is fully effective and enforceable.

d.    Employee is not waiving any rights or claims that may arise after this Agreement and Release has been signed by Employee.

e.    As of the date of execution and affirmation of this Agreement and Release, Employee has received all compensation and benefits to which Employee is entitled from employment with Company.

f.    As of the date of execution and affirmation of this Agreement and Release, Employee has received all leave to which Employee is entitled under Company’s leave policies, and applicable state and federal laws.

g.    As of the date of execution and affirmation of this Agreement, Employee has not filed any action, complaint, charge, grievance or requested arbitration against Company.

5.    Employee acknowledges and agrees that the decision to accept the Separation Payment is entirely voluntary and of Employee’s own choosing. Employee also acknowledges and agrees that Employee’s employment with Company has been permanently and irrevocably severed. Employee further agrees that Company shall not have any obligation at any time in the future to re-employ Employee. Employee further agrees that if Employee does seek re-employment or any other arrangement with Company under which Employee would receive compensation for services performed by Employee, a rejection by Company of Employee’s application or inquiry will not constitute a violation of this Agreement and Release or a violation of law in any manner whatsoever.

6.    Employee hereby represents, warrants and agrees that Employee has complied with, and at all times hereafter will comply with, Employee’s obligations under any agreements and documents that Employee executed for Company’s benefit at the commencement of or during the Employee’s employment (including,

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without limitation, any confidentiality, non-disclosure or proprietary information agreements). Such agreements shall continue to be in full force and effect in accordance with their terms.

7.     As a condition of the Separation Payment, Employee agrees to participate fully with the Company or its counsel, at location(s) and time(s) reasonably requested by the Company or its counsel, concerning, among other things, the transitioning of job responsibilities, providing a list of contacts at customers and vendors with whom Employee has had a relationship during employment with the Company, providing additional information regarding ongoing tasks and projects as requested, the proper transfer of all relevant passwords or other login information, in the future and/or following the Effective Date of this Agreement. Employee further agrees to cooperate fully, truthfully and in good faith upon the reasonable request of Company, in assisting Company with (a) investigating, prosecuting or defending any claim that arises out of or relates in any manner to Employee’s employment with Company; (b) responding to or preparing for any government audit, investigation or inquiry that arises out of or relates in any manner to Employee’s employment with Company; and (c) assisting the preparation or audit of Company’s financial statements for any period of time when Employee was employed by Company. Employee understands that such full, truthful and good faith cooperation includes being physically present and available to work with Company and its attorneys and auditors to investigate and prepare for claims and to testify truthfully. Company will reimburse Employee for any reasonable out-of-pocket expenses that Employee may incur in connection with such cooperation.

8.     With regard to Company property, Confidential Information of Company, and disparagement of Company, Employee understands, acknowledges, and agrees as follows:

a.    Employee agrees to return to Company, on or before the Separation Date, any property belonging to Company, including, without limitation, computer equipment, office keys, credit and telephone cards, cellular phones or pagers, ID and access cards, etc., and any and all original and duplicate copies of any work product and of files, financial or other confidential records, calendars, books, employee handbooks, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials in Employee’s possession or under Employee’s control belonging to Company or containing confidential or proprietary information concerning Company and its partners, principals, officers, directors, employees, consultants, clients, representatives and agents (whether acting as agents or in individual capacities) or operations. Employee also agrees to take all actions requested to remove Employee’s name as a signatory to any accounts maintained or established by Company or its affiliates. By signing this Agreement and Release, Employee confirms that Employee will not retain in his possession or under his control any of the documents or materials

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described in this subparagraph, and that Employee will not be entitled to receive the Separation Payment unless and until all such documents and materials are returned to Company, in the same condition as when it was issued to Employee, less reasonable wear and tear.

b.    “Confidential Information” shall have the meaning set forth in the Proprietary Information, Intellectual Property, Non-Competition and Non-Solicitation Agreement which Employee has previously signed, and shall include any information not previously disclosed to the public or to the trade by Company with respect to Company’s facilities, plans, systems and methods, trade secrets and other intellectual property, systems, procedures, manuals, reports and other Company-related information, computer hardware and software, and financial information (including the revenues and expenses associated with the mission or business of Company). Employee understands and acknowledges that in the course of employment, Employee acquired Confidential Information, disclosure of which could cause Company substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee covenants and agrees with Company that Employee will not, at any time, except with the prior written consent of the President, directly or indirectly disclose to any person any Confidential Information that Employee has learned by reason of Employee’s association with Company.

c.    Employee understands and acknowledges that Company’s ability to protect Confidential Information for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity. Employee confirms that all Confidential Information is and shall remain the exclusive property of Company. All business records, information, papers, electronic data and documents kept or made by Employee relating to the business of Company shall be and remain the property of Company. Employee shall not retain copies of any written materials or electronic information not previously made available to the public, or other records, electronic information and documents made by Employee or coming into Employee’s possession concerning the business or affairs of Company without the written consent of the President.

d.    Employee agrees to refrain from communicating, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically, (i) any false, disparaging or defamatory comment or communication concerning Company or the Released Parties; or (ii) any such communication that could reasonably be expected to be detrimental to the reputation or business or financial prospects of Company or any of the Released Parties.

9.Employee agrees to the confidentiality and non-solicitation provisions of this Agreement and Release (i) in consideration for the compensation to be paid to

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Employee under this Agreement and Release; (ii) to protect the trade secrets and Confidential Information of Company or its affiliates disclosed or entrusted to Employee by Company or its affiliates and the business goodwill of Company or its affiliates developed through the efforts of Employee and Company and/or the business opportunities disclosed or entrusted to Employee by Company or its affiliates; and (iii) as an additional incentive for Company to enter into this Agreement and Release.

10.Employee agrees and covenants that for eighteen (18) months following the Separation Date, Employee will not directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company.

11.Employee further agrees and covenants that for eighteen (18) months following the Separation Date, Employee will not, directly or indirectly on behalf of any person (including Employee) or entity, actively or inactively, solicit, any employee or independent contractor of Company or its affiliates to become employees or independent contractors of another person or business.

12.Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b) to the United States Code), Employee acknowledges that notwithstanding any other provision of this Agreement and Release, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement and Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Further, nothing in this Agreement and Release or any other agreement between Employee and Company shall prohibit or restrict Employee from making any disclosure of information or documents to any governmental agency, legislative body, or self-regulatory organization.

13.Without limiting the remedies available to the Released Parties, Employee acknowledges that a breach of any of the covenants contained in this Agreement and Release may result in material irreparable injury to the Released Parties for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Released Parties shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement and Release or such other relief as may be required to specifically enforce any of the covenants contained in this Agreement and Release. A temporary or permanent injunction may be entered without the necessity of posting a bond.

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14.Employee agrees that the terms of this Agreement are confidential and that Employee will not disclose any of such terms to any other person other than Employee’s attorney, financial advisor, or spouse. Employee agrees that Employee will instruct his attorney, financial advisor, and spouse not to disclose the terms of this Agreement, and that any disclosure by them shall be deemed a disclosure by Employee.

15.This Agreement and Release contains the entire agreement between Employee and Company, and supersedes and terminates any and all previous agreements and understandings between Employee and Company, except for any confidentiality, non-disclosure, or intellectual property agreements you signed with the Company with respect to your employment, as well as any award agreements that govern any equity awards you were granted. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party. Employee acknowledges that Company has made no promises, commitments or representations to Employee other than those in this Agreement and Release and that Employee has not relied upon any statement or representation made by Company with respect to the basis or effect of this Agreement and Release or otherwise.

16.The making of this Agreement and Release is not intended, and shall not be construed, as an admission that the Released Parties, or any of them, have violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

17.The parties agree that this Agreement and Release may be used as evidence in a subsequent proceeding in which either of the parties allege a breach of this Agreement and Release.

18.In the event any provision or portion of a provision of this Agreement and Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portions shall remain in full force and effect. The unenforceability or invalidity of a provision or portion of a provision of this Agreement and Release in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

19.This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

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20.Nothing in this Agreement including, but not limited to, the release of claims, proprietary or confidential information, confidentiality, cooperation, and non-disparagement provisions, shall be construed to prohibit Employee from (i) filing a charge with, or participating in an investigation or proceeding conducted by, the EEOC or any other federal, state or local agency charged with the enforcement of any laws, or making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation; or (ii) requiring notification or prior approval by Company of any reporting described in clause (i).

21.This Agreement and Release is governed by the laws of the State of Oklahoma, irrespective of the principles of conflicts of law.

22.Any dispute, controversy or claim arising out of or relating to this Agreement and Release, or breach thereof, shall be finally settled by arbitration before a single arbitrator in Tulsa, Oklahoma, in accordance with the prevailing Commercial Rules of the American Arbitration Association. The parties stipulate that the arbitrator shall apply Oklahoma law. Pending decision by the arbitrator, the parties to this Agreement shall diligently proceed pursuant to the terms and provisions hereof. In the event of a breach of Paragraphs 8, 10 and 11 hereof, Company shall have, in addition to the rights and obligations set forth in this Paragraph 22, the right to seek injunctive relief from any court of competent jurisdiction. Judgment upon an arbitration award may be rendered in any court having jurisdiction thereof, or application may be made to any court for judicial acceptance of the award, or an order of enforcement, as the case may be. This agreement to arbitrate shall include any and all claims arising under this Agreement or any other claims relating to the employment relationship, whether arising under federal or state laws.

23.The parties acknowledge that they have mutually reviewed the terms of this Agreement and Release with their respective counsel and, accordingly, agree that the rule of contract interpretation, that contracts shall be construed against the drafter, shall not be applied in the event of a dispute requiring the interpretation and enforcement of this Agreement and Release.

READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE TO FOLLOW]

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I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Employee:                         Company:

/s/ Robert Stauder                    /s/ Valerie Vaughan
Signature

Valerie Vaughan
Director, Human Resources
& Organizational Development
Date: July 17, 2020

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Exhibit A
VESTED STOCK

[omitted]

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Exhibit B

Affected Employees of the Company

[omitted]

Proprietary and Confidential – Helmerich & Payne, Inc.